Mastercard Names Gabrielle Sulzberger to Board of Directors

Purchase, N.Y. – December 3, 2018 – Mastercard Incorporated (NYSE: MA) today announced that its board of directors has named Gabrielle Sulzberger as an independent director, effective December 1.

“Gaby’s experience across a wide range of industries and businesses speaks for itself, complementing our current directors and executive management,” said Richard Haythornthwaite, chairman of the board, Mastercard. “As we look at the long-term, insights and perspectives from both her professional and personal journeys will help guide the growth of the company’s core business and our efforts to do well by doing good.”

Sulzberger brings more than 30 years of experience in the financial services and retail industry to Mastercard. She has served as general partner and investment manager of the private equity fund Rustic Canyon/Fontis Partners LP since its founding in 2005. Sulzberger has also served as chief financial officer of several privately-owned companies, most recently Crown Services in San Jose, California.

She currently serves on the board of Brixmor Property Group, where she chairs the governance committee. Sulzberger was chair of the Whole Foods Market, Inc. board of directors prior to the company’s 2017 acquisition by Amazon. Previously, she served on the boards of Stage Stores, IndyMac Bank, Bright Horizons Family Solutions and Teva Pharmaceuticals. In 2014, NACD Directorship Magazine named Sulzberger one of the 100 most influential people in the boardroom community.

Sulzberger is a trustee of the Ford Foundation, serves on the board of the WomenCorporateDirectors Foundation, is a member of the Trinity Church Wall Street and is a Henry Crown Fellow of the Aspen Institute.

She received a bachelor’s degree in urban studies from Princeton University, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School.

About Mastercard Incorporated
Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. Our global payments processing network connects consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Contacts:
Investor Relations: Gina Accordino, investor.relations@mastercard.com, 914-249-4565
Communications: Seth Eisen, Seth.Eisen@mastercard.com, 914-249-3153